Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-53400, 333-730000, 333-73002, 333-152706, 333-72998, 3333-189964, 333-228185, and 333-254991) of SPAR Group, Inc. and Subsidiaries of our report dated April 1, 2024, relating to the consolidated financial statements, which appears in this Annual Report on Form 10-K.

/s/ BDO USA, P.C.

Troy, Michigan

April 1, 2024